SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549



                                 Form 8-K

                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) February 17, 1994



                        Lone Star Industries, Inc.
                           Debtor-in-Possession
          (Exact name of registrant as specified in its charter)


           Delaware              1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600
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ITEM 5.  OTHER EVENTS.

     On February 17, 1994 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

Stamford, Connecticut, February 17, 1994 --- Lone Star Industries, Inc. (NYSE/LCE) announced today that Bankruptcy Court Judge Tina L. Brozman had confirmed the Lone Star Plan of Reorganization which had been voted on and approved by the various interests involved in the Lone Star bankruptcy at the end of 1993. At the hearing for the confirmation of the Plan, The Official Committee of Equity Holders withdrew its objections to confirmation of the Plan. An alternative plan which had been proposed by that committee had previously been voted down by the Company's creditors and preferred stockholders and was withdrawn. Under the Plan confirmed today, certain core cement, concrete and aggregates assets will constitute the reorganized Lone Star. Other non-core assets of the Company are to be transferred to a liquidating corporation for distribution for the benefit of creditors.

The Company said that it expected that distribution to the creditors and the stockholders would begin some time in March.

The Plan of Reorganization as approved by the Bankruptcy Court provides that allowed unsecured claims (currently estimated to amount to about $570 million) would receive their pro rata share of (i) the approximately $182.7 million in cash expected to be available on the effective date, (ii) $78 million of senior notes of reorganized Lone Star, (iii) $138 million of secured notes of the liquidating corporation (to be paid out of the proceeds from the sale of assets transferred to the liquidating corporation), (iv) approximately 85% of the common equity of reorganized Lone Star. In the aggregate, the recovery on unsecured claims is anticipated to range between 85% and 99.9% depending upon, among other things, the ultimate sums realized from the disposal of assets and the ultimate value of the common equity in reorganized Lone Star.

Holders of Lone Star preferred stock would receive their pro rata share of 10.5% of the common equity of reorganized Lone Star and 1.25 million warrants to purchase common stock in the reorganized Lone Star. The distribution to preferred shareholders is estimated to have a value between approximately $20 million and approximately $26 million.
The holders of common stock of Lone Star would receive the balance of the reorganized Company's common equity and 2.8 million warrants to purchase common stock in the reorganized Lone Star with an aggregate value currently estimated to be between $17.3 million and $19.8 million (or $1.04 to $1.19 a share). The warrants proposed to be issued to the preferred and common shareholders would be exercisable through December 31, 2000 and would provide for the purchase of shares of the common stock of reorganized Lone Star at a price of $18.75 a share. There can be no assurance that the estimated values will be achieved.

In connection with the confirmation of the Company's Plan, the Lone Star Board of Directors has been reconstituted and presently consists of Messrs. James E. Bacon, Theodore F. Brophy, Allen E. Puckett, William M. Troutman, David W. Wallace, and John R. Wentworth, all previous directors of the Company, as well as Robert G. Schwartz, a new director. Mr. Schwartz is the former Chairman and Chief Executive Officer of the Metropolitan Life Insurance Company.

David W. Wallace, Chairman of Lone Star, said that the Company looks forward to emerging from Chapter 11 as a competitively viable domestic cement, concrete and aggregate company. He complimented all who had participated in the development of the Plan of Reorganization and said that he believed that the new Lone Star would show that the confidence of the employees, creditors and security holders in the Company was deserved.

Lone Star Industries, Inc. is a leading producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.
























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

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LONE STAR INDUSTRIES, INC.
                              Debtor-in-Possession



                              By: /s/ John S. Johnson
                                      John S. Johnson
                                      Vice President

Date:  February 18, 1994





























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